Exhibit 99.1

FFW CORP PRESS RELEASE

FOR MORE INFORMATION	FOR IMMEDIATE RELEASE
Contact: Tim Sheppard, Treasurer	Date: January 28, 2005
at 260-563-3185 x228

FFW CORPORATION ANNOUNCES OPERATING RESULTS
FOR THE QUARTER ENDED DECEMBER 31, 2004

        WABASH, INDIANA — — FFW Corporation (NASDAQ: FFWC), parent corporation of First Federal Savings Bank of Wabash, Indiana, announced today that it recorded an other-than-temporary non-cash impairment charge of approximately $1.8 million, or $1.38 per diluted share, in the second fiscal quarter of 2005 and six months ended December 31, 2004 related to certain Fannie Mae (“FNMA”) and Freddie Mac (“FHLMC”) preferred stocks. Management decided to record this charge due to recent public disclosures at FNMA and FHLMC, the duration and level of market values below book cost on these preferred stocks and the December 2004 multi-billion dollar FNMA preferred stock issuance with a substantially different structure and higher yields than previous offerings. These preferred stocks are investment grade securities that have never defaulted on payment to FFW Corporation. The impairment charge had no impact on FFWC’s capital since the unrealized losses were already recorded as a mark to market adjustment in other comprehensive income. Since capital is unaffected, the non-cash impairment charge had no effect on the Company’s book value per share.

        As a result of the impairment charge, the net loss for the quarter ended December 31, 2004, was $1.2 million instead of net income of $589,000. This is compared to net income of $634,000 for the quarter ended December 31, 2003. Diluted net loss per share for the second fiscal quarter of 2005 amounted to ($0.94) with the charge. Without the charge, diluted net income per share was $0.45 in the second fiscal quarter of 2005 compared to $0.48 reported in the second fiscal quarter of 2004. For the six months ended December 31, 2004, with the charge, net loss and diluted net loss per share were ($607,000) and ($0.47). Without the charge, net income and diluted net income per share for the six months ended December 31, 2004 were $1,198,000 and $0.92 compared to $1,236,000 and $0.93 at December 31, 2003.

        Roger Cromer, President and CEO of FFW Corporation, stated, “Recognizing this other-than-temporary impairment charge is a conservative interpretation of current accounting guidelines, the recent disclosures of the accounting practices at FNMA and FHLMC and the impact on the market value of these securities have led us to record this loss. We will continue to hold these securities due to their positive interest rate risk and income features as rates rise.” Further CEO Cromer noted, “We are pleased with our loan and deposit growth. Our pre-tax earnings, excluding the impairment charge, grew over the same period last year.”

        FFW Corporation is investigating the possibility of de-listing its stock and de-registering with the Securities and Exchange Commission (“SEC”). This strategy would reduce future expenses associated with SEC reporting requirements, as well as NASDAQ filing fees, but would also result in the Company’s common stock no longer being quoted on the NASDAQ Small Cap Market. In order to de-register, the Company must first have fewer than 300 shareholders of record. The Company currently has approximately 314 shareholders of record. The Company’s shares trade infrequently and residents of Indiana hold many shares. Therefore, it is management’s belief that any negative impact on the liquidity of the shares as a result of a de-registering and de-listing would be minimal.

        The allowance for loan losses as a percentage of net loans receivable was 1.62% at December 31, 2004 compared to 1.89% at September 30, 2004 and June 30, 2004. Nonperforming assets at December 31, 2004 were $2.0 million compared to $2.1 million at September 30, 2004, $2.2 million at June 30, 2004 and $3.2 million at December 31, 2003.

        As of December 31, 2004, FFWC’s equity-to-assets ratio was 9.04% compared to 9.43% at June 30, 2004. Shareholders’ equity was $23.4 million compared to $22.6 million at June 30, 2004. Total assets at December 31, 2004 were $257.7 million compared to $239.9 million at 2004 fiscal year end. Net loans receivable increased $17.8 million during the first six months of fiscal 2005. Total deposits at December 31, 2004 increased by $10.7 million from June 30, 2004 while total FHLB borrowings increased by $6.9 million.

        First Federal Savings Bank is a wholly owned subsidiary of FFW Corporation providing retail and small business financial services through its main office in Wabash and four banking centers located in Columbia City, North Manchester, South Whitley, and Syracuse, Indiana. Investment services such as the purchase of stock, mutual funds and insurance products are offered through an affiliated company, FirstFed Financial Inc. The corporation’s stock is traded on the NASDAQ system under the symbol “FFWC” and our website address is www.ffsbwabash.com.

FFW Corporation	January 28, 2005

Selected balance sheet data:	Unaudited 12/31/2004	6/30/2004
	(In Thousands)
Total assets	$257,677	$239,910
Loans receivable	156,503	138,753
Allowance for loan loss	2,487	2,570
Securities available for sale	82,267	79,071
Deposits	169,946	159,252
Borrowings	62,593	55,733
Stockholders' equity	23,409	22,624
Nonperforming assets *	2,023	2,247
Repossessed assets	1,073	1,222

	Unaudited Three Months Ended		Unaudited Six Months Ended
Selected Operating Data:	12/31/2004	12/31/2003	12/31/2004	12/31/2003
	(In Thousands)		(In Thousands)
Total interest income	$ 3,228	$ 3,104	$ 6,345	$ 6,263
Total interest expense	1,515	1,546	2,958	3,117
Net interest income	1,713	1,558	3,387	3,146
Provision for loan losses	120	210	240	420
Net interest income after provision for loan losses	1,593	1,348	3,147	2,726
Net gain (loss) on sales of loans	42	85	75	356
Net gain (loss) on sales of securities	0	0	0	4
Other than temporary impairment AFS securities	(1,805)	0	(1,805)	0
Other non-interest income	459	529	964	811
Other non-interest expenses	1,394	1,280	2,785	2,519
Income (loss) before income taxes	(1,105)	682	(404)	1,378
Income tax expense	111	48	203	142
Net income (loss)	($ 1,216)	$ 634	($ 607)	$ 1,236

Earnings (Losses) per common & common equivalent shares
Primary	$ (0.94)	$ 0.50	$ (0.47)	$ 0.95
Fully diluted	$ (0.94)	$ 0.48	$ (0.47)	$ 0.93
Dividend paid per share	$ 0.17	$ 0.16	$ 0.34	$ 0.32
Average shares outstanding	1,286,352	1,295,609	1,285,970	1,300,088
Shares outstanding end of period	1,291,792	1,300,229	1,291,792	1,300,229

Supplemental data:
Net interest margin **	2.92%	2.74%	2.92%	2.78%
Return on average assets ***	-1.97%	1.04%	-0.49%	1.02%
Return on average equity ***	-20.77%	10.96%	-5.15%	10.61%

* Includes non-accruing loans, accruing loans delinquent more than 90 days and foreclosed assets ** Yields reflected have not been computed on a tax equivalent basis *** Annualized